Exhibit 4.1
EXECUTION COPY
          SECOND AMENDMENT, dated as of June 22, 2006 (this “Second Amendment”), to the Credit Agreement, dated as of May 27, 2005 (as amended by the First Amendment, dated as of August 3, 2005 and as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among Manor Care, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as syndication agent, SunTrust Bank, UBS Securities LLC and Merrill Lynch Bank USA, as documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).
W I T N E S S E T H :
— — — — — — —
          WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;
          WHEREAS, the Borrower has requested that the Lenders amend certain terms in the Credit Agreement in the manner provided for herein; and
          WHEREAS, the Administrative Agent and the Lenders are willing to agree to the requested amendments subject to the provisions of this Second Amendment;
          NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:
     1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Credit Agreement and used herein as defined terms are so used as so defined.
     2. Amendments to Section 1.01 (Defined Terms). Section 1.01 of the Credit Agreement is hereby amended by:
          (a) deleting the table appearing in the definition of “Applicable Margin” in its entirety and inserting in lieu thereof the following table:

			Applicable Margin
			for Offshore Rate
			Loans and Letters
Pricing Level	Leverage Ratio	Facility Fee	of Credit

I	Less than 1.0:1.0	0.075%	0.275%

II	Greater than or equal to 1.0:1.0 but less than 1.5:1.0	0.080%	0.320%

III	Greater than or equal to 1.5:1.0 but less than 2.0:1.0	0.090%	0.360%

IV	Greater than or equal to 2.0:1.0 but less than 2.5:1.0	0.100%	0.400%

V	Greater than or equal to 2.5:1.0	0.125%	0.500%
          (b) inserting the following sentence after the table appearing in the definition of “Applicable Margin”:

     “Until the first Business Day immediately following the date a Compliance Certificate is delivered by the Borrower to the Administrative Agent for the first quarter following the Second Amendment Effective Date, Level IV shall apply.”
          (c) deleting the date in the definition of “Audited Financial Statements” and substituting in lieu thereof the following; “December 31, 2005”.
          (d) deleting the definition of “Cash Equivalent Investment” in its entirety and inserting in lieu thereof the following:
     “(a) any direct obligation of (or obligation unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than three years after such time;
     (b) commercial paper maturing not more than three years from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender (or its holding company);
     (c) any certificate of deposit, time deposit (including Eurodollar time deposits) or bankers acceptance, maturing not more than three years after its date of issuance, which is issued by either (i) any bank organized under the laws of the United States (or any State thereof) and which has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $100,000,000, or (ii) any Lender;
     (d) any repurchase agreement having a term of three years or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 102% of the repurchase obligation of such commercial banking institution thereunder;
     (e) any bond, note, VRDN/VRDO, or commercial paper maturing not more than three years after its date of issuance, issued by any State of the United States (or any agency or political subdivision thereof), which has (i) a long-term credit rating of A2 or higher from Moody’s or A or higher from S&P or (ii) a short-term credit rating of MIG1, SP-1, or the equivalent;
     (f) any corporate fixed rate or floating rate medium-term notes maturing not more than three years after its date of issuance, which has received a credit rating of A2 or higher from Moody’s or A or higher from S&P;
     (g) asset backed paper maturing not more than three years after its date of issuance, which has a credit rating of A-1/P-1 or higher from S&P or Moody’s respectively or AAA/Aaa from S&P or Moody’s respectively;
     (h) asset-backed securities, which have a credit rating of AAA/Aaa from S&P or Moody’s respectively with average lives of 3 years or less;
     (i) asset-backed commercial paper, which has a credit rating of A-1/ P-1 or higher from S&P or Moody’s respectively;

     (j) any security issued by an agency of the United States (to the extent such securities are supported by the full faith and credit of the United States or a State thereof), including issuances of Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal Home Loan Bank, Federal Farm Credit Bank, Student Loan Marketing Association, Government National Mortgage Association and other agencies or instrumentalities of the United States maturing not more than three years after the date of its issuance (it being understood that such securities include securities that may be “called” by the issuer prior to the final maturity date);
     (k) any investment in auction rate securities, which has (i) a credit rating of A or higher from S&P or A2 or higher from Moody’s and (ii) a maximum maturity of one year after its date of issuance, for which the reset date will be used to determine the maturity date, all to the extent such investments are made in a manner consistent with past practice; and
     (l) investments in money market funds that are 2a-7 eligible or enhanced cash/cash plus funds that are designated as 3(c)7 funds that invest almost exclusively in items described in clauses (a) through (k).
     Notwithstanding the foregoing, the maximum maturity of individual securities shall be three years and one month or less at the time of purchase by the Borrower (except with respect to asset backed securities described in clauses (h), (i) and (j) above, which may have an average maturity of three years or less. The maturity of variable rate demand notes and auction rate debt/ preferred securities shall be measured by the time to reset date. Auction rate debt and preferred stock and perpetual preferred securities with a floating rate dividend that is paid and reset every seven to 49 days through a bidding process shall have a credit rating of AAA/Aaa from S&P or Moody’s.”
          (e) deleting the definition of “Consolidated Interest Expense” in its entirety and inserting in lieu thereof the following:
     “Consolidated Interest Expense” means, for any period, for the Borrower and Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), all interest in respect of Indebtedness for Borrowed Money accrued or capitalized during such period (whether or not actually paid during such period), excluding amortization of fees related to the closing of this Agreement, each of the Notes Documents and any New Indebtedness.”
          (f) deleting clause (i) in the definition of “Interest Period” in its entirety and inserting in lieu thereof the following:
     “as to each Offshore Rate Loan, the period commencing on the date such Offshore Rate Loan is disbursed or converted to or continued as an Offshore Rate Loan and ending on the date one or two weeks or other periods if available to all Lenders, or one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice or the applicable Competitive Bid Request”
          (g) deleting the definition of “Maturity Date” in its entirety and inserting in lieu thereof the following:
     “Maturity Date” means June 22, 2011.”

          (h) substituting the existing dollar limitation referred to in subclause (i)(x) of subsection (b) of the definition of “Non-Obligor” as follows: $75,000,000 in lieu of $50,000,000;
          (i) substituting the existing dollar limitation referred to in subclause (ii)(y) of subsection (b) of the definition of “Non-Obligor” as follows: $25,000,000 in lieu of $20,000,000;
          (j) substituting the existing dollar limitation referred to in subclause (ii)(z) of subsection (b) of the definition of “Non-Obligor” as follows: $75,000,000 in lieu of $50,000,000;
          (k) substituting the existing dollar limitation referred to in subsection (a) of the definition of “Swing Line Sublimit” as follows: $25,000,000 in lieu of $20,000,000; and
          (l) adding the following definitions in the appropriate alphabetical order:
     “Second Amendment” means the Second Amendment, dated as of June 22, 2006, to this Agreement.”
     “Second Amendment Effective Date” means the date on which the conditions precedent set forth in Section 11 of the Second Amendment shall have been satisfied, which date is June 22, 2006.”
     3. Amendment to Section 2.06 (Termination or Reduction of Commitments; Increase of Commitments). Section 2.06(e) of the Credit Agreement is hereby amended by deleting the number “$400,000,000” and replacing it with the number “$500,000,000”.
     4. Amendment to Section 6.01 (Financial Statements). Section 6.01 of the Credit Agreement is hereby amended by (a) deleting the penultimate sentence thereof in its entirety and (b) deleting from the ultimate sentence “Except for such Compliance Certificates, the” and replacing it with “The”.
     5. Amendment to Section 6.11 (Additional Guarantors). Section 6.11(b) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:
“If any Non-Obligor or Non-Obligors, as applicable, of the type referred to in (i) clause (a)(i) of the definition of “Non-Obligor” ceases to be dormant and/or becomes a wholly owned Subsidiary, as applicable, at any time, (ii) clause (b)(i)(w) of the definition of “Non-Obligor” has a total asset value of greater than $1,000,000 at any Fiscal Quarter end, (iii) clause (b)(ii)(y) of the definition of “Non-Obligor” has a total asset value greater than $25,000,000 at any Fiscal Quarter end, (iv) clause (b)(i)(x) of the definition of “Non-Obligor” has a combined total asset value greater than $75,000,000 in the aggregate at any Fiscal Quarter end or (v) clause (b)(ii)(z) of the definition of “Non-Obligor” has a combined total asset value greater than $75,000,000 in the aggregate at any Fiscal Quarter end, then, in any case, the Borrower shall notify the Administrative Agent thereof within 30 days thereof and thereafter cause such Subsidiary or Subsidiaries, as the case may be, to become a Guarantor by executing an Assumption Agreement in the form of Exhibit 1 to the Guaranty to the extent permissible under Applicable Law, it being understood in the case of clause (iv) that only such Subsidiary or Subsidiaries as selected by the Borrower as may be necessary to cause combined total asset value to not exceed $75,000,000 shall be required to become Guarantors.”
     6. Amendment to Section 7.05 (Restricted Payments). Section 7.05 is hereby amended by inserting the following at the end of the first proviso thereof:

     “(and it being further understood that the period beginning January 1, 2006 through the Second Amendment Effective Date and the period beginning the Second Amendment Effective Date through December 31, 2006 shall be deemed to be separate Fiscal Years for the purposes of this Section 7.05 only)”
     7. Amendment to Schedule 2.01. (a) Schedule 2.01 to the Credit Agreement is hereby amended by deleting such schedule and substituting therefor Schedule 2.01 to this Second Amendment.
     (b) If, on the Second Amendment Effective Date, there is an unpaid principal amount of Loans, the principal outstanding amount of all such Loans shall (i) in the case of such Loans which are Base Rate Loans, be immediately prepaid by the Borrower (but all such Loans may, on the terms and conditions hereof, be reborrowed on such date on a ratable basis, based on the revised Commitments as then in effect) and (B) in the case of such Loans which are Offshore Rate Loans, continue to remain outstanding (notwithstanding any other requirement in the Credit Agreement that such Loans be held ratably based on the revised Commitments as then in effect) until the end of the then current Interest Period therefor, at which time such Offshore Rate Loans shall be paid by the Borrower (but all such Loans may, on the terms and conditions hereof, be reborrowed on such date on a ratable basis, based on the Commitments as then in effect).
     8. Amendment to Schedule 10.02. Schedule 10.02 to the Credit Agreement is hereby amended by deleting such schedule and substituting therefor Schedule 10.02 to this Second Amendment.
     9. Amendment to Exhibit A. Exhibit A to the Credit Agreement is hereby amended by deleting such exhibit and substituting therefor Exhibit A to this Second Amendment.
     10. Representations and Warranties. On and as of the date hereof, the Borrower hereby confirms that the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
     11. Effectiveness of Amendment. This Second Amendment shall become effective as of the date of satisfaction of the following conditions precedent (the “Second Amendment Effective Date”):
     (a) the Administrative Agent shall have received this Second Amendment executed and delivered by the Administrative Agent, the Borrower, each Lender party to the Credit Agreement (or, in the case of any Lender, a lender addendum in a form specified by the Administrative Agent).
     (b) a favorable opinion of Latham & Watkins LLP, special counsel to the Obligors, addressed to the Administrative Agent and each Lender, as to certain of the matters set forth in Annex A to this Second Amendment and such other matters concerning the Obligors and the Loan Documents as the Required Lenders may reasonably request;
     (c) a favorable opinion of Richard Parr, the General Counsel of the Borrower, addressed to the Administrative Agent and each Lender, as to those matters set forth in Annex B to this Second Amendment not otherwise covered in the opinion referenced in clause (b) above and such other matters concerning the Obligors and the Loan Documents as the Required Lenders may reasonably request;
     (d) a certificate of a Responsible Officer of the Borrower certifying (i) that the conditions specified in Section 11 hereof have been satisfied, and (ii) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

     (e) such certificates of resolutions or other action, incumbency certificates and other certificates of Responsible Officers of each Obligor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment;
     (f) evidence that there exists no action, suit, investigation, litigation or proceeding affecting any Obligor or any of its Subsidiaries pending or threatened before any Governmental Authority that (A) could reasonably be expected to have a Material Adverse Effect or (B) purports to affect the legality, validity or enforceability of this Second Amendment or the consummation of any of the transactions contemplated by this Second Amendment;
     (g) any fees and expenses required to be paid on or before the Second Amendment Effective Date shall have been paid; and
     (h) the Administrative Agent shall have received an Acknowledgement, in the form annexed to this Second Amendment as Annex C, from each Guarantor.
     12. Continuing Effect; No Other Amendments or Consents. Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendments and consent provided for herein are limited to the specific subsections of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same subsection for any other date or time period.
     13. Expenses. The Borrower agrees to pay and reimburse the Administrative Agent for all its reasonable costs and out-of-pocket expenses incurred in connection with the preparation and delivery of this Second Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.
     14. Counterparts. This Second Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.
     15. GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MANOR CARE, INC.

By:	Name: Title:

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:	Name: Title:
SIGNATURE PAGE TO SECOND AMENDMENT

Signature Page to Second Amendment to
Manor Care, Inc. Credit Agreement

[INSERT LENDER NAME], as a Lender

By:	Name:
Title:
SIGNATURE PAGE TO SECOND AMENDMENT